Filed Pursuant to Rule 433
                                                            File No.: 333-137620


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                              Wells Fargo & Company
                            Wells Fargo Home Mortgage
                      ------------------------------------
                                      Prime
                      ------------------------------------
                                      2007

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Forward Looking Statements

This presentation includes forward-looking statements about Wells Fargo. Broadly speaking, forward-looking statements include o projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, credit quality or other financial items o descriptions of plans or objectives of management for future operations, products or services, including pending acquisitions o forecasts of future economic performance and o descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements discuss matters that are not facts, and often include the word "believe," "expect," "anticipate," "intend," "plan," "estimate," "project", "target," "will," "can," "would," "should," "could" or "may." You should not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes that occur after the date they are made.

There are several factors--many beyond our control--that could cause results to differ significantly from our expectations. Our periodic reports filed with the SEC, Including, our current report on Form 8-K filed on January 17, 2007, our quarterly report on Form 10-Q for the quarter ended September 30, 2006 and our annual report on Form 10-K for the year ended December 31, 2005, describe some of these factors.

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The depositor has filed a registration statement (including prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-835-1033.

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Overview

o Wells Fargo is a well-capitalized institution with a long-term enthusiastic commitment to mortgage lending

o     We offer consistent credit quality and dependable collateral flow

o As we strive to improve the borrower experience we will continue to offer investors the same relatively conservative credit stance

o Our purpose has always been the cultivation and appreciation of long-term liquidity from our valued investor group

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SEC Registered Prime Shelf Programs

o     WFMBS- Prime Fixed and ARM Collateral

o     WFALT- Prime Alt-A Fixed and ARM Collateral

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WFMBS Securitized Product Line

o     Fixed 30

o     Fixed 15

o     Fixed 30 Relocation

o     3/1, 5/1, 7/1, 10/1 CMT or Libor ARMs

o     Relationship ARMs

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WFHM Alt-A: Expanded Financing
Alternatives (EFA) Loan Originations

o     New EFA program initiated July 10, 2006

o     EFA now incorporates both Prime Alt-A and Alt-A Minus

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Prime Alt-A Securitized Products

o     Fixed 15/30

o     3/1 CMT and Libor ARMs

o     5/1 CMT and Libor ARMs

o     7/1 CMT and Libor ARMs

o     10/1 CMT and Libor ARMs

o     Fixed 40 Yr w/30 yr balloon

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Prime Subordination Levels

                                4th Quarter 2006

                    ---------------------------------------
                       Product Type         S&P Levels
                    ---------------------------------------
                         5/1 ARMs             4.50%
                    ---------------------------------------
                         7/1 ARMs             4.25%
                    ---------------------------------------
                         10/1 ARMs            4.10%
                    ---------------------------------------
                          Fix 15              2.00%
                    ---------------------------------------
                          Fix 30              4.00%
                    ---------------------------------------
                        Fix 30 Relo           2.40%
                    ---------------------------------------

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Prime Alt-A Subordination Levels

                                  January 2007

                    ---------------------------------------
                       Product Type         S&P Levels
                    ---------------------------------------
                         5/1 ARMs             6.50%
                    ---------------------------------------
                         10/1 ARMs            7.00%
                    ---------------------------------------
                           Fixed              7.00%
                    ---------------------------------------

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WFHM Non-Agency Collateral Profiles

                      ----------------------------------------------------------
             Product                         Prime
                      ----------------------------------------------
                                                                       Prime
                            Fix-30            5/1          10/1        Alt-A
                      ----------------------------------------------------------
         Settle Date        Dec-06            Dec-06       Dec-06      Dec-06
                      ----------------------------------------------------------
                 WAC        6.55%             6.41%        6.45%       6.72%
                      ----------------------------------------------------------
               WALTV        77%               80%          77%         72%
                      ----------------------------------------------------------
              WAFICO        743               742          745         735
                      ----------------------------------------------------------
        California %        33%               53%          33%         24%
                      ----------------------------------------------------------
       Single Family        90%               87%          90%         78%
                      ----------------------------------------------------------
            Full Doc        54%               46%          41%         29%
                      ----------------------------------------------------------
             Primary        93%               92%          93%         59%
                      ----------------------------------------------------------
            Cash Out        23%               21%          16%         24%
                      ----------------------------------------------------------
   Investor Property        0%                1%           0%          24%
                      ----------------------------------------------------------

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                                                     Wells Fargo
                                               The Next Stage(R)

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                                   Appendix:
                             Wells Fargo & Company
                           Wells Fargo Home Mortgage

                             Additional Information

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A Unique Company

o    The 13th largest financial services company in the world

o    Wells Fargo Bank, N.A. is the only Aaa* rated bank in the U.S.

Our Vision

"We want to satisfy all of our customer's financial needs, help them succeed financially, be the premier provider of financial services in every one of our markets, and be known as one of America's great companies."


Market Cap (US$bn)

Citigroup                       274
Ind & Comm Bk                   253
Bank of America                 240
HSBC                            211
AIG                             186
Berkshire Hathaway              170
JPMorgan Chase                  168
Bank of China                   167
China Const Bank                146
Mitsubishi UFJ                  133
UBS                             128
Royal Bank of Scotland          124
------------------------------------
Wells Fargo & Co.               120
------------------------------------


Market data as of 1/24/07    **Moody's

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[GRAPHIC OMMITTED]
[Omitted Graphic repersented by a table below]

Broad and Diverse Geographic Presence

o Strong retail banking positions in 23 states across the U.S. including some of the nation's highest growth markets

o National businesses in mortgage, consumer finance, wholesale banking and private client services


                    2005-2010
                 Growth Estimates

                             WF              US
                          Markets         Average
-------------------------------------------------
Population                  8.2%            6.3%
Household                   8.2%            6.5%
Household Income           19.3%           17.4%
-------------------------------------------------


Deposit Market Rank
-------------------
AK      #1
AZ      #3
CA      #3
CO      #1
IA      #1
ID      #1
IL      #84
IN      #12
MI      #25
MN      #1
MT      #2
ND      #1
NE      #2
NM      #1
NV      #2
OR      #2
SD      #1
TX      #4
UT      #3
WA      #5
WI      #6
WY      #4

Source: SNL Data, June 2005
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Power Distribution Network

[GRAPHIC OMMITTED]
[Omitted Graphic repersented by a table below]

The omitted graphic displays a map of the continental United States dotted with yellow circles representing the concentration of Wells Fargo Banking Stores in a particular area. The dots show significant concentrations in the following states:

Arizona
California
Colorado
Idaho
Iowa
Minnesota
New Mexico
Oregon
Texas
Utah
Washington
Wisconsin



US Ranking
----------

#3 Banking Stores (3,213)

#1 Mortgage Stores (1,062)

#3 ATMs (6,700)

11 Million Consumer Households

150 Insurance Agency Offices

8.3 Million Active Online Customers

#1 Prime Home Equity Lender in Footprint



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[GRAPHIC OMMITTED]
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Fully Diversified Financial Services Company



                                              2000            2005
                                              ----            ----
Commercial Real Estate                          4%              4%
Consumer Finance                                6%              7%
Wholesale Banking                              10%              7%
Home Mortgage/Home Equity                      11%             20%
Specialized Lending                            12%             14%
Investment/Insurance                           15%             15%
Community Banking                              42%             33%
Net Income*                                   $4.5bn          $7.1bn

* Represents net income excluding "other" segment

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WFHM Originations
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WFHM Originations

[GRAPHIC OMMITTED]
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#2 Mortgage Originator
---------------------
                (US$bn)
00              76.5
01              194.4
02              333.4
03              470.1
04              298.5
05              392.2
06              397.6

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2006 Funding Mix

[GRAPHIC OMMITTED]
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Retail:            $159B       40%
Correspondent:     $189B       47%
Wholesale:          $50B       13%

(1) Market data as of 1/16/07
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WFHM Origination Channels

--------------------------------------------------------------------------------
Retail         Originates loans directly to consumers via more than 10,000 mortgage consultants located in over 1,000 Mortgage Stores. Loans are processed and underwritten atbranches or one of 48 MAP centers. Service Delivery Connection (SDC) operation centers.
--------------------------------------------------------------------------------
Centralized    Centralized platform for Relocation Borrowers, Affinity
Retail         Relationships, Joint Ventures, Retention Programs, Employee and
               Internet originations.
--------------------------------------------------------------------------------
Wholesale      Originates loans that are referred from mortgage brokers that sell and process loans to consumers. Mortgage broker clients tend to be smaller in scale, concentrating on sales and marketing functions that require interaction with customers in most cases,
               Wells Fargo Home Mortgage underwrites and closes loans at one of its 32 Wholesale Processing Centers.
--------------------------------------------------------------------------------
Correspondent  Purchases loans from ~1,000 larger mortgage banking and bank clients that originate, underwrite and close mortgage banking and bank clients that originate, underwrite and close mortgage loans before selling them to Wells Fargo.
--------------------------------------------------------------------------------


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Wells Fargo Home Mortgage Products


o    Responsible lending

     - Wells Fargo does not make, purchase or service negative amortization mortgage loan products, including option ARMs or payment option products.

     - Wells Fargo created Steps To Success(SM) to provide tools and advice to nonprime borrowers to help them manage and improve their credit

     -    Loan origination - complete spectrum of products

          o    Government (FHA / VA)
          o    Fannie Mae / Freddie Mac eligible
          o    Non-Agency Prime
          o    ALT-A
          o    Subprime

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WFHM Servicing
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WFHM Servicing

[GRAPHIC OMMITTED]
[Omitted Graphic repersented by a table below]



#1 Mortgage Servicer
-----------------------
                (US$bn)
00              383
01              462
02              581
03              710
04              805
05              989
06              1366


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Loan Servicing Overview

o   Portfolio size: $1.3 trillion
o   Represents more than 5 million homeowners nationwide
o   Resources to invest in "state-of-the-art" servicing tools
o   Dedicated subprime collectins and loss mitigation
o   Recognized leader in servicing industry:

- Freddie Mac - "Tier 1 Platinum Servicer"


Rating Agency Reviews

                                          Moody's        S&P     Fitch
                                          -------        ---     -----
Primary Servicer of Prime Loans             SQ1       Strong      RPS1
Primary Servicer of ALT-A Loans             SQ1       n/a         RPS1
Primary Servicer of Subprime Loans          SQ1       Strong      RPS1
Special Servicer                            SQ2     Above Average RSS2
Master Servicer (1)                                    Strong     RMS1

(1) Wells Fargo Bank, N.A.-Corporate Trust Services

--------------------------------------------------------------------------
Moody's SQ RATINGS DEFINED:
Ratings Definition
SQ1 Strong combined servicing ability and servicing stability
SQ2 Above average combined Servicing ability and servicing stability
--------------------------------------------------------------------------
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Product Distribution

[GRAPHIC OMMITTED]
[Omitted Graphic repersented by a table below]


% of Non-agency Sales
---------------------

               2002    2003    2004    2005    2006
Prime ARMs      23%     23%     40%     55%      55%
Prime Fixed     70%     74%     43%     26%      25%
Subprime         6%      2%     10%     13%       7%
Alt-A            1%      1%      7%      6%      12%


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Wells Fargo Securitization Programs



Distinct Shelf Registrations By Product*

o    WFMBS

     -    Numeric Series - Prime Fixed Rate
     -    AR Series - ARM

o    WFALT

     -    PA Series - Prime Alt-A
     -    AM Series - Alt-A Minus

o   WFHET

     -    Subprime


*Wells Fargo Asset Securities Corporation is the securitization depositor and the securities represent rights in the underlying collateral and are not obligations of, or guaranteed by, Wells Fargo Bank, N.A.


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SecuritiesLink(TM)

o    Data and information for Wells Fargo MBS
     -    Data availability through SecuritiesLink(TM)
     -    Customized SecuritiesLink(TM) profile and reporting
     -    Options for data delivery -- Internet or CD-ROM
     -    Customer service and expertise
          o    Over 11+ years experience in providing MBS data to the market
          o    24/7 availability
     -    Data and information for Wells Fargo MBS
     -    Static pool reports
     -    www.SecuritiesLink.com
          ----------------------

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                                  Wells Fargo
                               The Next Stage(R)